EXHIBIT 99.1

PRESS RELEASE
Contact:	Robert E. Wheaton President, CEO Star Buffet, Inc.' (480) 425-0397

FOR IMMEDIATE RELEASE:  Tuesday, December 28, 2010

STAR BUFFET, INC. FILES FORM 8-K
REGARDING COMPLIANCE WITH NASDAQ LISTING RULES AND MINIMUM BID PRICE

SCOTTSDALE, AZ – December 28, 2010 – Star Buffet, Inc. (Nasdaq: STRZ) today filed a Form 8-K with the Securities and Exchange Commission regarding two letters received from the Nasdaq Stock Market (‘Nasdaq”) on December 22, 2010.  In the first letter, Nasdaq indicated that the Company was not in compliance with the Nasdaq Listing Rule 5250 (c) (1) for Continued Listing as a result of its failure to file its report on Form 10-Q for the period ended November 1, 2010.  According to Nasdaq regulations the Company has 60 calendar days from December 22, 2010 to submit a plan to regain compliance. Filing the Company’s report on Form 10-Q for the quarter ending November 1, 2010 is the principal component of the plan.

In a second letter received by the Company, Nasdaq stated that the minimum bid price of the Company's common stock has been below $1.00 per share for 30 consecutive business days and that the Company therefore is not in compliance with the minimum bid price requirement for Continued Listing set forth in Marketplace Rule 5550(a)(2).  The notification of noncompliance has no immediate effect on the listing or trading of the Company's common stock on the Nasdaq Capital Market.

The Company has been provided 180 calendar days, or until June 20, 2011, to regain compliance with the minimum bid price requirement.  To regain compliance, the closing bid price of the Company's common stock must meet or exceed $1.00 per share for at least ten consecutive business days during this 180-day grace period.

About Star Buffet

Star Buffet is a multiconcept restaurant operator.  As of December 28, 2010, Star Buffet, through its subsidiaries, operates seven 4B’s restaurants, five JB’s restaurants, five Barnhill’s Buffet restaurants, four franchised HomeTown Buffets, three K-BOB’S Steakhouses, two Casa Bonita Mexican theme restaurants, two Whistle Junction restaurants, one BuddyFreddys restaurant, one Western Sizzlin restaurant, one Holiday House restaurant, one JJ North’s Grand Buffet, one Pecos Diamond Steakhouse and one Bar-H Steakhouse.

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